UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 07, 2024

Nuburu, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39489	85-1288435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7442 S Tucson Way Suite 130
Centennial, Colorado		80112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 767-1400

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BURU	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Master Transaction Terms

On October 1, 2024, Nuburu, Inc. (the “Company”) entered into a master transaction terms agreement (the “Master Agreement”) with Liqueous LP, a Delaware limited partnership (the “Investor”) pursuant to which, the Company and the Investor established a strategic financing framework for short-term and long-term financing for the Company. The Master Agreement provides for: (i) an immediate capital infusion from the Investor of $3 million at current market price, (ii) subsequentweekly capital infusions of $1,250,000 at market price until an additional $10 million has been invested; (iii) the acquisition and conversion of certain outstanding notes, with each $1.00 of debt converted into $2.00 of common stock at market price; (iv) an adjustment to current market price of certain outstanding pre-funded warrants held by the Investor having a current cash value of approximately $2.2 million; and (v) the implementation of a $50 million equity line of credit (the “ELOC”) pursuant to which the Company may require the Investor to purchase common stock from time-to-time in the amounts and for the prices determined in accordance with the terms of the ELOC. Before the ELOC may be fully utilized, shares subject to the ELOC must be registered for resale and the Company must obtain consent from stockholders to issue shares in excess of 19.99% of the Company’s common stock as of the date of the ELOC.

Initial Investments

As provided in the Master Agreement, on October 1, 2024, the Company entered into two Securities Purchase Agreements with the Investor pursuant to which the Investor will acquire pre-funded warrants on substantially the same terms as prior pre-funded warrants executed between the parties: (i) the first providing for the acquisition by the Investor of pre-funded warrants exercisable for an aggregate of 6,849,315 shares of common stock, with an effective purchase price of $0.438 per share, for aggregate gross proceeds of approximately $3 million within five business days of execution; and (ii) the second providing for weekly capital infusions of $1,250,000 at market price until a total of $10 million has been invested, beginning 10 days after execution of the purchase agreement or upon filing of the registration statement registering the shares identified in (i) above for resale.

Equity Line of Credit

As provided in the Master Agreement, on October 1, 2024, the Company entered into a Common Stock Purchase Agreement with the Investor, pursuant to which the ELOC will be implemented. In addition to the Company being able to transfer common stock to the Investor from time-to-time in the amounts and for the prices provided in the ELOC, a $2,500,000 advance on the ELOC is available to the Company upon the filing of the registration statement relating to the resale of shares issued pursuant to the ELOC. Such advance is in the form of a convertible note, having an 8% annual interest rate and a default conversion rate at a 10% discount to the lower of the previous day’s closing price or the prior five-day average.

Registration and Restrictions

As provided in the Master Agreement, on October 1, 2024, the Company entered into a registration rights agreement pursuant to which the Company is obligated to register for resale the common stock to be issued in connection with the financing transactions contemplated by the Master Agreement. The parties also agreed that no issuances pursuant to the financing plan will be made to the extent such issuances would: (i) cause the Investor to hold greater that 4.99% at any time; or (ii) result in the issuance of greater than 19.9% of the Company’s outstanding common stock, unless any stockholder approval that is required under NYSE American rules is first obtained.

The foregoing descriptions of the transaction documents are summaries only and are qualified in their entirety by the reference to the full text of such agreements, which will be filed with the Commission.

Item 3.02 Unregistered Sales of Equity Securities

The disclosure set forth above in Item 1.01 is incorporated by reference herein. The shares of common stock to be offered and sold in connection with the financings described above have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) thereof.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Common Stock Purchase Agreement, dated October 1, 2024, by and between Nuburu, Inc. and Liqueous, LP
10.2	Registration Rights Agreement, dated October 1, 2024, by and between Nuburu, Inc. and Liqueous, LP
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUBURU, INC.

Date:	October 7, 2024	By:	/s/ Brian Knaley
		Name: Title:	Brian Knaley Chief Executive Officer